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Filed Pursuant to Rule 424(B)(3)
Registration No. 333-231441

PROSPECTUS

CATABASIS PHARMACEUTICALS, INC.

1,992,000 Shares of Common Stock Underlying Previously
Issued Warrants

        This prospectus relates to the offer and sale by us of 1,992,000 shares (the "Warrant Shares") of our common stock issuable upon the exercise of outstanding warrants (the "Warrants") that we issued and sold in February 2019 in a public offering of 4,000,000 units (each a "Unit"), each Unit consisting of one share of our common stock and 0.5 of a warrant to purchase one share of our common stock at an exercise price of $6.25 per share. Each Warrant is exercisable in full and will expire five years from the date of issuance.

        Our common stock is listed on the Nasdaq Global Market under the symbol "CATB." On May 21, 2019, the last reported sale price of our common stock on the Nasdaq Global Market was $8.22 per share.

        We are an "emerging growth company" as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements.

        Investing in our securities involves risks. See "Risk Factors" beginning on page 5 of this prospectus and the risk factors incorporated by reference into this prospectus.

        No underwriter or other person has been engaged by us to facilitate the sale of the Warrant Shares in this offering. We will receive all of the proceeds from any cash exercise of the Warrants. All costs associated with this registration were borne by us. See "Plan of Distribution" beginning on page 24 of this prospectus for more information on this offering.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 23, 2019

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ABOUT THIS PROSPECTUS

        We have not authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. When you make a decision about whether to invest in our securities, you should not rely upon any information other than the information contained in or incorporated by reference in this prospectus or in any free writing prospectus that we may authorize to be delivered or made available to you. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful.

        For investors outside the United States: we have not taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside the United States.

        Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry's future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors" beginning on page 5 of this prospectus and included in the sections entitled "Risk Factors" in our most Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission from time to time that are incorporated by reference herein. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See "Cautionary Note Regarding Forward-Looking Statements."

        We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

        We have proprietary rights to trademarks used in this prospectus, including MoveDMD®. Solely for our convenience, trademarks and trade names referred to in this prospectus may appear without the "®" or "™" symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights to these trademarks and trade names. We do not intend our use or display of other companies' trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name, or service mark of any other company appearing in this prospectus is the property of its respective holder.

        Unless the context otherwise indicates, references in this prospectus to "we," "our" and "us" refer, collectively, to Catabasis Pharmaceuticals, Inc., a Delaware corporation, and its consolidated subsidiary.

 PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus and in the documents we incorporate by reference. This summary does not contain all of the information you should consider before making an investment decision. You should read this entire prospectus carefully, especially the risks discussed under "Risk Factors" beginning on page 5 of this prospectus, along with our consolidated financial statements and notes to those consolidated financial statements and the other information incorporated by reference in this prospectus.

Overview

        We are a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutics. Our lead product candidate is edasalonexent, formerly known as CAT-1004, an oral small molecule that inhibits NF-kB, or nuclear factor kappa-light-chain-enhancer of activated B cells, in development for the treatment of Duchenne muscular dystrophy, or DMD. We believe edasalonexent has the potential to be a foundational therapy for all patients affected by DMD regardless of the underlying dystrophin mutation. DMD is an ultimately fatal genetic disorder involving progressive muscle degeneration. The United States Food and Drug Administration has granted orphan drug, fast track and rare pediatric disease designations to edasalonexent for the treatment of DMD. The European Commission has granted orphan medicinal product designation to edasalonexent for the treatment of DMD.

 THE OFFERING

Securities offered	1,992,000 Warrant Shares.
Description of Warrants	The Warrants entitle holders to purchase shares of our common stock at an exercise price of $6.25 per share for a period of five years from February 8, 2019, the date of issuance.
Common stock to be outstanding immediately following this offering	13,488,242 shares assuming exercise of the Warrants in full.
Use of proceeds

We plan to use any proceeds from this offering for clinical trial and other research and development activities; continued growth of our manufacturing capabilities; initial investments in commercial and medical affairs infrastructure to support our transition to a commercial-stage company; and for working capital and other general corporate purposes.

Risk factors

See "Risk Factors" beginning on page 5 of this prospectus and the sections entitled "Risk Factors" in our most Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission from time to time that are incorporated by reference herein for a discussion of certain factors you should carefully consider before deciding to invest in our securities.

Nasdaq Global Market symbol

Our common stock is listed on the Nasdaq Global Market under the symbol "CATB." There is no established public trading market for the Warrants, and we do not expect a market to develop. We do not intend to apply for listing of the Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Warrants will be limited.

        The number of shares of our common stock to be outstanding after this offering is based on 11,496,242 shares of our common stock outstanding as of March 31, 2019.

        The number of shares of our common stock to be outstanding after this offering excludes:

  •
  758,304 shares of our common stock issuable upon the exercise of stock options outstanding as of March 31, 2019 at a weighted-average exercise price of $18.16 per share;

  •
  553,014 shares of our common stock available for future issuance as of March 31, 2019 under our 2015 stock incentive plan;

  •
  112,481 shares of our common stock available for future issuance as of March 31, 2019 under our 2015 employee stock purchase plan;

  •
  4,202,449 shares of our common stock that had been reserved for issuance in connection with warrants outstanding as of March 31, 2019 (not including the Warrants) at a weighted-average exercise price of $12.06 per share.

        Unless otherwise indicated, all information in this prospectus reflects and assumes:

  •
  a one-for-ten reverse stock split of our common stock that was effected on December 28, 2018;

  •
  no exercise of the outstanding options or warrants described in the bullets above.

RISK FACTORS

        Investing in our securities involves a high degree of risk. Before you decide to invest in our securities, you should consider carefully the risks described below and the risks discussed in the sections entitled "Risk Factors" in our most recent Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission from time to time that are incorporated by reference herein, together with the other information contained in this prospectus and the information incorporated by reference herein and in any free writing prospectus that we may authorize for use in connection with this offering. We believe the risks described below and incorporated by reference herein are the risks that are material to us as of the date of this prospectus. If any of these risks actually occur, our business, financial condition, results of operations and future growth prospects could be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to this Offering

If you purchase shares in this offering by exercising your warrants, you will suffer immediate dilution of your investment.

        The exercise price of the warrants to purchase the shares of common stock we are offering in this offering, or the Warrants, is substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares in this offering by exercising your Warrants, you will pay an effective price per share of common stock you acquire that substantially exceeds our net tangible book value per share after this offering. If you exercise a Warrant to purchase a share of our common stock in this offering, and assuming no other Warrants are exercised in this offering, you will experience immediate dilution of approximately $1.91 per share, representing the difference between our net tangible book value per share as of March 31, 2019 and the exercise price of the Warrants. In addition, if previously issued options to acquire common stock are exercised at prices below the exercise price of the Warrants, you will experience further dilution. For a further description of the dilution that you will experience if you exercise your Warrants, see "Dilution."

There is no public market for the Warrants.

        There is no established public trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants on any national securities exchange or other nationally recognized trading system, including the Nasdaq Global Market. Without an active market, the liquidity of the Warrants will be limited.

You may experience future dilution as a result of future equity offerings.

        In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the exercise price of the Warrants. We may sell shares or other securities in any other offering at prices that are less than the exercise price of the Warrants, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The prices per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the exercise price of the Warrants.

We have broad discretion over the use of our cash and cash equivalents, including the net proceeds we may receive in this offering, and may not use them effectively.

        Our management has broad discretion to use our cash and cash equivalents, including the net proceeds we may receive in this offering, to fund our operations and could spend these funds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the development of our product candidates. Pending their use to fund operations, we may invest our cash and cash equivalents in a manner that does not produce income or that loses value.

Holders of the Warrants will have no rights as common stockholders until such holders exercise their Warrants and acquire our common stock.

        Until holders of Warrants acquire shares of our common stock upon exercise thereof, such holders will have no rights with respect to the shares of our common stock underlying the Warrants. Upon exercise of the Warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The Warrants are speculative in nature.

        The Warrants do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the Warrants may exercise their right to acquire the common stock and pay an exercise price of $6.25 per share, subject to certain adjustments, prior to five years from the date of issuance, after which date any unexercised Warrants will expire and have no further value. Moreover, the market value of the Warrants, if any, is uncertain. The Warrants will not be listed or quoted for trading on any market or exchange. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the Warrants, and consequently, it may not ever be profitable for holders of the Warrants to exercise the Warrants.

 FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference in this prospectus include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. All statements, other than statements of historical facts, contained or incorporated by reference in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management and expected market growth are forward-looking statements. The words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," plan," "potential," "predict," "project," "should," "target," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

        These forward-looking statements include, among other things, statements about:

  •
  our expectations regarding our ability to successfully conduct the PolarisDMD trial, and our expectations regarding the timing and results of such trial, including reporting top-line results of this trial in the second half of 2020 and the potential consistency of data produced by this trial with prior results from our MoveDMD® trial, as well as any new data and analyses relating to the safety profile and potential clinical benefits of edasalonexent;

  •
  our expectations regarding our ability to successfully conduct the GalaxyDMD open-label extension trial, including the anticipated announcement of data from this trial;

  •
  our plans to identify, develop and commercialize novel therapeutics based on our SMART LinkerTM drug discovery platform;

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  ongoing and planned clinical trials for edasalonexent and other product candidates, whether conducted by us or by any future collaborators, including the timing of initiation of these trials and the anticipated announcement of results;

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  our plans to enter into collaborations for the development and commercialization of product candidates;

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  the potential benefits of any future collaboration;

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  our ability to receive research and development funding and achieve anticipated milestones under any future collaborations;

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  the timing of and our ability to obtain and maintain regulatory approvals for our product candidates;

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  the rate and degree of market acceptance and clinical utility of any products for which we receive marketing approval;

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  our commercialization, marketing and manufacturing capabilities and strategy;

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  our intellectual property position and strategy;

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  our ability to identify additional products or product candidates with significant commercial potential;

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  our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

  •
  developments relating to our competitors and our industry; and

  •
  the impact of government laws and regulations.

        You are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions, including those referenced in the section of this prospectus entitled "Risk Factors" and in the sections entitled "Risk Factors" in our most recent Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission, or the SEC, from time to time that are incorporated by reference herein. We undertake no obligation to revise or update any forward-looking statements, except to the extent required by law.

 USE OF PROCEEDS

        If the warrants to purchase the shares of our common stock we are offering in this offering are exercised in full, we will receive gross proceeds of $12.5 million, however we do not know when, if or the extent to which such warrants may be exercised, and it is possible that no warrants may be exercised, in which case we would not receive any proceeds from this offering.

        We plan to use any proceeds from this offering for clinical trial and other research and development activities; continued growth of our manufacturing capabilities; initial investments in commercial and medical affairs infrastructure to support our transition to a commercial-stage company; and for working capital and other general corporate purposes.

        Pending our use of any proceeds from this offering, we intend to invest any such proceeds in short term, investment grade, interest-bearing instruments and U.S. government securities.

 DIVIDEND POLICY

        We have never declared nor paid cash dividends on our common stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. We do not intend to pay cash dividends in respect of our common stock in the foreseeable future.

 DILUTION

        Our net tangible book value as of March 31, 2019 was approximately $49.9 million, or approximately $4.34 per share of common stock. Net tangible book value per share is equal to our total tangible assets, less our total liabilities, divided by the number of shares outstanding as of the date in question. Dilution with respect to net tangible book value per share represents the difference between the exercise price of the warrants to purchase the shares of common stock we are offering in this offering, or the Warrants, and the net tangible book value per share of our common stock immediately after the exercise of the Warrant being exercised.

        If you exercise a Warrant to purchase a share of our common stock in this offering, and assuming no other Warrants are exercised in this offering, you will experience immediate dilution of approximately $1.91 per share, representing the difference between our net tangible book value per share as of March 31, 2019 and the exercise price of the Warrants.

        In addition, if previously issued options to acquire common stock are exercised at prices below the exercise price of the Warrants, you will experience further dilution.

        The discussion above is based on 11,496,242 shares of our common stock outstanding as of March 31, 2019. The number of shares outstanding as of March 31, 2019 excludes:

  •
  758,304 shares of our common stock issuable upon the exercise of stock options outstanding as of March 31, 2019 at a weighted-average exercise price of $18.16 per share;

  •
  553,014 shares of our common stock available for future issuance as of March 31, 2019 under our 2015 stock incentive plan;

  •
  112,481 shares of our common stock available for future issuance as of March 31, 2019 under our 2015 employee stock purchase plan;

  •
  6,201,949 shares of our common stock that had been reserved for issuance in connection with warrants outstanding as of March 31, 2019, including the Warrants, at a weighted-average exercise price of $10.19 per share.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock is intended as a summary only and therefore is not a complete description of our capital stock. This description is based upon, and is qualified by reference to, our certificate of incorporation, our by-laws and applicable provisions of Delaware corporate law. You should read our certificate of incorporation and by-laws, which are filed as exhibits to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

        Our authorized capital stock consists of 150,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of March 31, 2019, 11,496,242 shares of common stock were outstanding and no shares of preferred stock were outstanding.

Common Stock

        Voting Rights.    Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, except that unless otherwise required by law, holders of our common stock are not entitled to vote on any amendment to the certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock, if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more such other series, to vote thereon pursuant to the certificate of incorporation. Holders of our common stock do not have cumulative voting rights.

        An election of directors will be decided by a plurality of the votes cast by the stockholders entitled to vote on the election at a duly held stockholders' meeting at which a quorum is present. All other questions will be decided by a majority of the votes cast by stockholders entitled to vote thereon at a duly held meeting of stockholders at which a quorum is present, except when a different vote is required by law, our certificate of incorporation or by-laws.

        Dividends.    Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend or other rights of any series of preferred stock that we may designate and issue in the future.

        Liquidation and Dissolution.    In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

        Other Rights.    Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

        Transfer Agent and Registrar.    The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company,  LLC.

        Listing on The Nasdaq Global Market.    Our common stock is listed on The Nasdaq Global Market under the symbol "CATB."

Preferred Stock

        We currently have no outstanding shares of preferred stock. Under our restated certificate of incorporation, we are authorized to issue "blank check" preferred stock, which may be issued in one or more series upon authorization of our board of directors. Our board of directors is authorized to fix the designation of the series, the number of authorized shares of the series, dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, powers, preferences and limitations applicable to each series of preferred stock. The authorized shares of our preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. If the approval of our stockholders is not required for the issuance of shares of our preferred stock, our board may determine not to seek stockholder approval.

        A series of our preferred stock could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue preferred shares based upon its judgment as to the best interests of our stockholders. Our directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.

Stock Options

        As of March 31, 2019, options to purchase 758,304 shares of our common stock at a weighted-average exercise price of $18.16 per share were outstanding, of which options to purchase 197,643 shares of our common stock were exercisable, at a weighted-average exercise price of $46.85 per share.

Warrants

        As of March 31, 2019, we had outstanding warrants, including the Warrants, to purchase shares of our common stock exercisable for an aggregate of 6,201,949 shares of our common stock at a weighted-average exercise price of $10.19 per share.

Registration Rights

        Our second amended and restated investor rights agreement, or the Investor Rights Agreement, provides certain holders of our preferred stock, including some of our directors and 5% stockholders and their respective affiliates and entities affiliated with our officers and directors, the right to require us to file registration statements under the Securities Act covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. In addition, the holders of warrants to purchase shares of our preferred stock have rights under those warrants to become party to the Investor Rights Agreement following exercise of the warrants, following which they will have, with respect to the shares acquired on exercise of the warrants, the same rights to require us to register the shares as the other investor parties to the Investor Rights Agreement. After registration pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act in the public market, subject to volume limitations applicable to affiliates.

        Demand Registration Rights.    Subject to specified limitations set forth in the Investor Rights Agreement, at any time the holders of a majority of then outstanding registrable securities, as defined in the Investor Rights Agreement, acting together, may demand in writing that we register their registrable securities under the Securities Act so long as the total amount of registrable shares requested to be registered has an anticipated aggregate offering price to the public, net of selling expenses, of least $10.0 million. We are not obligated to file a registration statement pursuant to this demand provision on more than two occasions, subject to specified exceptions.

        In addition, at any time when we are eligible to file a registration statement on Form S-3 under the Securities Act, subject to specified limitations, the holders of at least 35% of the registrable securities then outstanding may demand in writing that we register on Form S-3 registrable shares held by them so long as the total amount of registrable shares requested to be registered has an anticipated aggregate offering price to the public, net of selling expenses, of least $1.0 million.

        Incidental Registration Rights.    If we propose to file a registration statement to register any of our securities under the Securities Act, either for our own account or for the account of any of our stockholders that are not holders of registrable shares, solely for cash and on a form that would also permit the registration of registrable shares, the holders of our registrable shares are entitled to notice of registration and, subject to specified exceptions, we will be required to register the registrable shares then held by them that they request that we register.

        Expenses.    Pursuant to the Investor Rights Agreement, we are required to pay all registration expenses, including registration fees, printing expenses, fees and disbursements of our counsel and accountants and reasonable fees and disbursements of one counsel representing the selling stockholders, other than any underwriting discounts and commissions, related to any demand or incidental registration. The Investor Rights Agreement contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions in the registration statement attributable to them.

Provisions of Our Certificate of Incorporation and By-laws and Delaware Law That May Have Anti-Takeover Effects

        Delaware law, our certificate of incorporation and our by-laws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

        Staggered Board; Removal of Directors.    Our certificate of incorporation and by-laws divide our board of directors into three classes with staggered three-year terms. In addition, a director is only able to be removed for cause and only by the affirmative vote of the holders of at least 75% of the votes that all of our stockholders would be entitled to cast in an annual election of directors. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, is only able to be filled by vote of a majority of our directors then in office. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

        Stockholder Action by Written Consent; Special Meetings.    Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of our stockholders and may not be effected by any consent in writing by our stockholders. Our certificate of incorporation and by-laws also provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our chairman of the board, our chief executive officer or our board of directors.

        Advance Notice Requirements for Stockholder Proposals.    Our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to our board of directors. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder's intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

        Delaware Business Combination Statute.    We are subject to Section 203 of the General Corporation Law of the State of Delaware. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger or consolidation involving us and the "interested stockholder" and the sale of more than 10% of our assets. In general, an "interested stockholder" is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

        Amendment of Certificate of Incorporation and By-laws.    The General Corporation Law of the State of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our by-laws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of at least 75% of the votes that all of our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least 75% of the votes that all of our stockholders would be entitled to cast in any annual election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate of incorporation described above under "—Staggered Board; Removal of Directors" and "—Stockholder Action by Written Consent; Special Meetings."

        Exclusive Forum Selection.    Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of our company, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or employees to our company or our stockholders, (3) any action asserting a claim against our company arising pursuant to any provision of the General Corporation Law of the State of Delaware or our certificate of incorporation or by-laws, or (4) any action asserting a claim against our company governed by the internal affairs doctrine. Although our certificate of incorporation contains the choice of forum provision described above, it is possible that a court could rule that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

        Authorized but Unissued Shares.    Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing requirements of the Nasdaq Global Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

 DESCRIPTION OF WARRANTS

        We are offering 1,992,000 shares, or the Warrant Shares, of our common stock issuable upon the exercise of outstanding warrants, or the Warrants, that we issued and sold in February 2019 in a public offering of 4,000,000 units, or the Units, each Unit consisting of one share of our common stock and 0.5 of a warrant to purchase one share of our common stock at an exercise price of $6.25 per share. The following summary of certain terms and provisions of the Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the Warrants. Prospective investors should carefully review the terms and provisions of the form of Warrant for a complete description of the terms and conditions of the Warrants.

Duration and Exercise Price

        Each Warrant has an exercise price of $6.25 per share, is exercisable in full and will expire on the fifth anniversary the original issuance date. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The Warrants were issued separately from the common stock included in the Units.

Cashless Exercise

        If, at the time a holder exercises its Warrants, a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Warrants.

Exercisability

        The Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed above). A holder (together with its affiliates) may not exercise any portion of a Warrant to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days' prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder's Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. Purchasers of Warrants were also able elect prior to the issuance of Warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock.

Fractional Shares

        No fractional shares of common stock will be issued upon the exercise of the Warrants. Rather, the number of shares of common stock to be issued will be rounded to the nearest whole number.

Transferability

        Subject to applicable laws, a Warrant may be transferred at the option of the holder upon surrender of the Warrant to us together with the appropriate instruments of transfer.

Exchange Listing

        We do not intend to list the Warrants on any securities exchange or nationally recognized trading system. The common stock issuable upon exercise of the Warrants is currently listed on the Nasdaq Global Market.

Right as a Stockholder

        Except as otherwise provided in the Warrants or by virtue of such holder's ownership of shares of our common stock, the holders of the Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Warrants.

Fundamental Transaction

        In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of at least 50% of our outstanding common stock, or any person or group becoming the beneficial owner of at least 50% of the voting power represented by our outstanding common stock, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction. In addition, in the event of a fundamental transaction which is approved by our Board, the holders of the Warrants have the right to require us or a successor entity to redeem the Warrants for cash in the amount of the Black-Scholes value of the unexercised portion of the Warrants on the date of the consummation of the fundamental transaction. In the event of a fundamental transaction which is not approved by our Board, the holders of the Warrants have the right to require us or a successor entity to redeem the Warrants for the consideration paid in the fundamental transaction in the amount of the Black Scholes value of the unexercised portion of the Warrants on the date of the consummation of the fundamental transaction payable at our option in either shares of our common stock (or, in certain cases, in the securities of the successor entity) or cash.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR HOLDERS OF
OUR COMMON STOCK AND WARRANTS

        The following discussion describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock and the warrants to purchase the shares of our common stock we are offering in this offering, or the Warrants. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service, or IRS, with respect to the matters discussed below, and there can be no assurance the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock or Warrants, or that any such contrary position would not be sustained by a court.

        We assume in this discussion that the shares of our common stock and Warrants will be held as capital assets (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxes, does not discuss the potential application of the Medicare contribution tax, or the alternative minimum tax and does not address state or local taxes or U.S. federal gift and estate tax laws, except as specifically provided below with respect to non-U.S. holders, or any non-U.S. tax consequences that may be relevant to holders in light of their particular circumstances. This discussion also does not address the special tax rules applicable to particular holders, such as:

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  financial institutions;

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  brokers or dealers in securities;

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  tax-exempt organizations;

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  pension plans;

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  regulated investment companies;

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  owners that hold our common stock or Warrants as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;

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  insurance companies;

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  controlled foreign corporations, passive foreign investment companies, or corporations that accumulate earnings to avoid U.S. federal income tax; and

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  certain U.S. expatriates.

        In addition, this discussion does not address the tax treatment of partnerships or other pass-through entities or persons who hold our common stock or Warrants through partnerships or other entities which are pass-through entities for U.S. federal income tax purposes. A partner in a partnership or other pass-through entity that will hold our common stock or Warrants should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our common stock or Warrants through a partnership or other pass-through entity, as applicable.

        This discussion of U.S. federal income tax considerations is for general information purposes only and is not tax advice. Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our common stock and Warrants.

        For the purposes of this discussion, a "U.S. Holder" means a beneficial owner of our common stock or Warrants that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the

District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A "Non-U.S. Holder" is, for U.S. federal income tax purposes, a beneficial owner of common stock or Warrants that is not a U.S. Holder or a partnership for U.S. federal income tax purposes.

Tax Cuts and Jobs Act

        Under tax legislation signed into law in December 2017 commonly known as the Tax Cuts and Jobs Act of 2017, U.S. Holders that use an accrual method of accounting for tax purposes and have certain financial statements generally will be required to include certain amounts in income no later than the time such amounts are taken into account as revenue in such financial statements. The application of this rule thus may require the accrual of income earlier than would be the case under the general tax rules described below, although the precise application of this rule is unclear at this time. U.S. Holders that use an accrual method of accounting should consult with their tax advisors regarding the potential applicability of this legislation to their particular situation.

Tax Considerations Applicable to U.S. Holders

Exercise and Expiration of Warrants

        In general, a U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes upon exercise of a Warrant. The U.S. Holder will take a tax basis in the shares acquired on the exercise of a Warrant equal to the exercise price of the Warrant, increased by the U.S. Holder's adjusted tax basis in the Warrant exercised. The U.S. Holder's holding period in the shares of our common stock acquired on exercise of the Warrant will begin on the date of exercise of the Warrant, and will not include any period for which the U.S. Holder held the Warrant.

        In certain limited circumstances, a U.S. Holder may be permitted to undertake a cashless exercise of Warrants into our common stock. The U.S. federal income tax treatment of a cashless exercise of Warrants into our common stock is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a Warrant described in the preceding paragraph. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Warrants.

        The lapse or expiration of a Warrant will be treated as if the U.S. Holder sold or exchanged the Warrant and recognized a capital loss equal to the U.S. Holder's tax basis in the Warrant. The deductibility of capital losses is subject to limitations.

Certain Adjustments to and Distributions on Warrants

        Under Section 305 of the Code, an adjustment to the number of shares of common stock issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to a U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder's proportionate interest in our "earnings and profits" or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). An adjustment made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property to the holders of Warrants. In certain circumstances, if we were to make a distribution in cash or other property with respect to our common stock after the issuance of the Warrants, then we may make a corresponding distribution to a Warrant holder. The taxation of a distribution received with respect to a Warrant is unclear. It is possible such a distribution would be treated as a distribution (or constructive distribution), although other treatments are possible. For more information regarding the tax considerations related to distributions, see the discussion below regarding "Distributions." U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to the Warrants and any distributions with respect to the Warrants.

Distributions

        As discussed above, we currently anticipate that we will retain future earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends in respect of our common stock in the foreseeable future. In the event that we do make distributions on our common stock to a U.S. Holder, those distributions generally will constitute dividends for U.S. tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a U.S. Holder's adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or exchange of our common stock as described below under the section titled "—Disposition of Our Common Stock or Warrants."

Disposition of Our Common Stock or Warrants

        Upon a sale or other taxable disposition of our common stock or Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder's adjusted tax basis in the common stock or Warrants. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder's holding period for the common stock or Warrants exceeds one year. The deductibility of capital losses is subject to certain limitations. U.S. Holders who recognize losses with respect to a disposition of our common stock or Warrants should consult their own tax advisors regarding the tax treatment of such losses.

Information Reporting and Backup Reporting

        Information reporting requirements generally will apply to payments of dividends (including constructive dividends) on the common stock and Warrants and to the proceeds of a sale or other disposition of common stock and Warrants paid by us to a U.S. Holder unless such U.S. Holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if the U.S. Holder fails to provide the holder's taxpayer identification number, or certification of exempt status, or if the holder otherwise fails to comply with applicable requirements to establish an exemption.

        Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. Holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS. U.S. Holders should consult their own tax advisors regarding their qualification for exemption from information reporting and backup withholding and the procedure for obtaining such exemption.

Tax Considerations Applicable to Non-U.S. Holders

Exercise and Expiration of Warrants

        In general, a Non-U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes upon the exercise of Warrants into shares of common stock. The U.S. federal income tax treatment of a cashless exercise of Warrants into our common stock is unclear. A Non-U.S. Holder should consult his, her, or its own tax advisor regarding the U.S. federal income tax consequences of a cashless exercise of Warrants.

        The expiration of a Warrant will be treated as if the Non-U.S. Holder sold or exchanged the Warrant and recognized a capital loss equal to the Non-U.S. Holder's tax basis in the Warrant. However, a Non-U.S. Holder will not be able to utilize a loss recognized upon expiration of a Warrant against the Non-U.S. Holder's U.S. federal income tax liability unless the loss is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base in the United States) or is treated as a U.S.-source loss and the Non-U.S. Holder is present 183 days or more in the taxable year of disposition and certain other conditions are met.

Certain Adjustments to and Distributions on Warrants

        As described under "—U.S. Holders—Certain Adjustments to Warrants," an adjustment to the Warrants could result in a constructive distribution to a Non-U.S. Holder, which would be treated as described under "—Distributions" below, and the tax treatment of distributions on the Warrants is unclear. Any resulting withholding tax attributable to deemed dividends would be collected from other amounts payable or distributable to the Non-U.S. Holder. Non-U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to and distributions on the Warrants.

Distributions

        As discussed above, we currently anticipate that we will retain future earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends in respect of our common stock in the foreseeable future. In the event that we do make distributions on our common stock to a Non-U.S. Holder, those distributions generally will constitute dividends for U.S. federal income tax purposes as described in "—U.S. Holders—Distributions."

        Any distribution (including constructive distributions) on our common stock that is treated as a dividend paid to a Non-U.S. Holder that is not effectively connected with the holder's conduct of a trade or business in the United States will generally be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and the Non-U.S. Holder's country of residence. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide the applicable withholding agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form, certifying the Non-U.S. Holder's entitlement to benefits under that treaty. Such form must be provided prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to such agent. The holder's agent may then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

        We generally are not required to withhold tax on dividends paid (or constructive dividends deemed paid) to a Non-U.S. Holder that are effectively connected with the holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that the holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to the applicable withholding agent). In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. persons. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional "branch profits tax," which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder's effectively connected earnings and profits, subject to certain adjustments.

        See also the sections below titled "—Backup Withholding and Information Reporting" and "—Foreign Accounts" for additional withholding rules that may apply to dividends paid to certain foreign financial institutions or non-financial foreign entities.

Disposition of Our Common Stock or Warrants

        Subject to the discussions below under the sections titled "—Backup Withholding and Information Reporting" and "—Foreign Accounts," a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on a sale or other disposition of our common stock or Warrants unless:

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  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States, and if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; in these cases, the Non-U.S. Holder will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons, and if the Non-U.S. Holder is a corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;

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  the Non-U.S. Holder is a nonresident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder's country of residence) on the net gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the Non-U.S. Holder, if any; or

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  our common stock constitutes a U.S. real property interest because we are, or have been at any time during the five-year period preceding such disposition (or the Non-U.S. Holder's holding period of the common stock or Warrants, if shorter), a "U.S. real property holding corporation," unless our common stock is regularly traded on an established securities market and the Non-U.S. Holder held no more than 5% of our outstanding common stock, directly or indirectly, during the shorter of the five-year period ending on the date of the disposition or the period that the Non-U.S. Holder held our common stock. Special rules may apply to the determination of the 5% threshold in the case of a holder of Warrant. Non-U.S. Holders are urged to consult their own tax advisors regarding the effect of holding our Warrants on the calculation of such 5% threshold. Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" (as defined in the Code and applicable regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax considerations that could result if we are, or become, a "U.S. real property holding corporation."

        See the sections titled "—Backup Withholding and Information Reporting" and "—Foreign Accounts" for additional information regarding withholding rules that may apply to proceeds of a disposition of our common stock or Warrants paid to foreign financial institutions or non-financial foreign entities.

Backup Withholding and Information Reporting

        We must report annually to the IRS and to each Non-U.S. Holder the gross amount of the distributions (including constructive distributions) on our common stock or Warrants paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. Holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate, currently 24%, with respect to dividends (or constructive dividends) on our common stock or Warrants. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN (or other applicable Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. Holder, or otherwise establishes an exemption. Dividends paid to Non-U.S. Holders subject to withholding of U.S. federal income tax, as described above under the heading "Dividends," will generally be exempt from U.S. backup withholding.

        Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock or Warrants by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a Non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

        Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated under the provisions of a specific treaty or agreement.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder's U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Foreign Accounts

        The Foreign Account Tax Compliance Act, or FATCA, generally imposes a 30% withholding tax on dividends (including constructive dividends) on, and gross proceeds from the sale or other disposition of, our common stock and Warrants if paid to a non-U.S. entity unless (i) if the non-U.S. entity is a "foreign financial institution," the non-U.S. entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the non-U.S. entity is not a "foreign financial institution," the non-U.S. entity identifies certain of its U.S. investors, if any, or (iii) the non-U.S. entity is otherwise exempt under FATCA.

        Withholding under FATCA generally applies to payments of dividends (including constructive dividends) on our common stock and Warrants. While withholding under FATCA may apply to payments of gross proceeds from a sale or other disposition of our common stock or Warrants, under recently proposed U.S. Treasury Regulations, withholding on payments of gross proceeds is not required. Although such regulations are not final, applicable withholding agents may rely on the proposed regulations until final regulations are issued.

        An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Under certain circumstances, a holder may be eligible for refunds or credits of the tax. Holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our common stock or Warrants.

Federal Estate Tax

        Common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise. The foregoing may also apply to Warrants. A Non-U.S. Holder should consult his, her, or its own tax advisor regarding the U.S. federal estate tax consequences of the ownership or disposition of shares of our common stock and Warrants.

        The preceding discussion of material U.S. federal tax considerations is for information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock or Warrants, including the consequences of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

        In accordance with the terms of the warrants, or the Warrants, to purchase the shares of our common stock we are offering in this offering, we will issue such shares to the holders of such warrants upon due exercise of the Warrants. No underwriter or other person has been engaged by us to facilitate the sale of the shares of our common stock we are offering in this offering. We will receive all of the proceeds from any cash exercise of the Warrants. All costs associated with this registration were borne by us.

        Each Warrant has an exercise price of $6.25 per share, is exercisable in full and will expire on the fifth anniversary the original issuance date. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price.

        If, at the time a holder exercises its Warrants, a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act of 1933, as amended, is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Warrants.

        The Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed above). A holder (together with its affiliates) may not exercise any portion of a Warrant to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days' prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder's Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. Purchasers of Warrants were also able to elect prior to the issuance of Warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock.

        No fractional shares of common stock will be issued upon the exercise of the Warrants. Rather, the number of shares of common stock to be issued will be rounded to the nearest whole number.

 LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts.

EXPERTS

        Ernst & Young, LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.catabasis.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

        This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiary and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

        The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 001-37467) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of the initial registration statement and the effectiveness of the registration statement and following the effectiveness of the registration statement until the offering of the securities under the registration statement is terminated or completed:

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  Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement for the 2019 Annual Meeting of Stockholders;

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  Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019;

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  Current Reports on Form 8-K filed January 9, 2019, February 6, 2019, February 14, 2019; and

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  The description of our common stock contained in our Registration Statement on Form 8-A filed on June 23, 2015, including any amendments or reports filed for the purpose of updating such description.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Catabasis Pharmaceuticals, Inc.
One Kendall Square
Building 1400E, Suite B14202
Cambridge, MA 02139
Attn: Investor Relations
(617) 349-1971

CATABASIS PHARMACEUTICALS, INC.

1,992,000 Shares of Common Stock Underlying Previously
Issued Warrants

PROSPECTUS

May 23, 2019